                                                Filed pursuant to rule 424(b)(3)
                                                Registration No. 333-53457


                       SENSORMATIC ELECTRONICS CORPORATION

          SUPPLEMENT NUMBER THREE TO PROSPECTUS DATED DECEMBER 20, 1999

                  This Supplement is a part of the Prospectus dated December 20, 1999 relating to 6,900,000 Depositary Shares ("Depositary Shares"), each representing a one-tenth interest in a share of 6 1/2% Convertible Preferred Stock, par value $.01 per share ("Preferred Stock"), of Sensormatic Electronics Corporation ("Sensormatic"). The Prospectus (as well as this Supplement) also relates to 690,000 shares of the Preferred Stock and certain shares of Common Stock, par value $.01 per share, of Sensormatic, issued or issuable in payment of dividends and certain premium payments with respect to the Preferred Stock. The Prospectus was previously supplemented by Supplement Number One dated January 24, 2000 and Supplement Number Two dated January 25, 2000. Defined terms contained in this Supplement have the meanings assigned to them in the Prospectus.

                  The following updates certain information concerning the Selling Securityholders and the securities of Sensormatic held by them, as set forth in the Prospectus under the caption "Selling Security Holders", based on information received from the Selling Securityholders named below after the date of the Prospectus and prior to the date hereof. The information concerning the Selling Securityholders in the Prospectus is not being updated to show sales, except to the extent that any such sales are reflected in the current beneficial ownership information set forth below. Except as amended or supplemented hereby or as contemplated by the preceding sentence, the information in the Prospectus concerning the Selling Securityholders and the securities of Sensormatic held by them remains in full force and effect.

                                             Common Stock                            Depositary Shares
-----------------------------  ----------------------------------------  ------------------------------------------------
                                                                Bene-                                             Bene-
                                                               ficially                                          ficially
                                                                Owned                                             Owned
                                 Beneficially                   After                                             After
     Name of Selling            Owned Prior to  Offered for      This     Beneficially Owned       Offered for     This
     Securityholder             This Offering       Sale       Offering  Prior to This Offering       Sale       Offering
-----------------------------  ---------------  -----------    --------  ----------------------    -----------   --------

                                                                           No. of       % of
                                No. of   % of                            Depositary  Depositary
                                Shares  Shares                             Shares      Shares
-----------------------------  -------- ------  -----------    --------  ----------  ----------    -----------   --------
ABN Amro Inc.                  329,790    *       329,790         0       257,500        3.7          257,500       0
Bank of America Pension
 Plan (1)                       65,635    *        65,635         0        45,850          *           45,850       0
Bear, Stearns & Co. Inc.(2)    166,506    *       166,506         0        82,059        1.2           82,059       0
Deephaven Domestic
 Convertible Trading Ltd.(3)   340,093    *       340,093         0       265,545        3.8          265,545       0
Forest Fulcrum Fund L.P.(2)     62,745    *        62,745         0        41,474          *           41,474       0
Forest Global Convertible
 Fund Series A-5 (2)           214,172    *       214,172         0       141,676          2          141,676       0
General Motors Welfare
 Benefit Trust (L-T VEBA)
 (1)                            29,915    *        29,915         0        22,700          *           22,700       0
GPZ Trading LLC (4)              6,450    *         6,450         0         5,036          *            5,036       0
Jefferies & Company, Inc.(2)    28,823    *        28,823         0        22,000          *           22,000       0


                                        6 1/2% Convertible Preferred Stock
-----------------------------    -------------------------------------------------


                                                                      Beneficially
                                                                         Owned
     Name of Selling               Beneficially Owned     Offered      After This
     Securityholder              Prior to This Offering   for Sale      Offering
-----------------------------    -----------------------  --------    ------------
                                  No. of
                                 Shares of       % of
                                 Preferred     Preferred
                                   Stock         Stock
-----------------------------    ---------     ---------  --------    ------------
ABN Amro Inc.                      25,750         3.7      25,750           0
Bank of America Pension
 Plan (1)                           4,585           *       4,585           0
Bear, Stearns & Co. Inc.(2)         8,206         1.2       8,206           0
Deephaven Domestic
 Convertible Trading Ltd.(3)       26,555         3.8      26,555           0
Forest Fulcrum Fund L.P.(2)         4,147           *       4,147           0
Forest Global Convertible
 Fund Series A-5 (2)               14,167           2      14,167           0
General Motors Welfare
 Benefit Trust (L-T VEBA)
 (1)                                2,270           *       2,270           0
GPZ Trading LLC (4)                   504           *         504           0
Jefferies & Company, Inc.(2)        2,200           *       2,200           0










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
                                             Common Stock                            Depositary Shares
-----------------------------  ----------------------------------------  ------------------------------------------------
                                                                Bene-                                             Bene-
                                                               ficially                                          ficially
                                                                Owned                                             Owned
                                 Beneficially                   After                                             After
     Name of Selling            Owned Prior to  Offered for      This     Beneficially Owned       Offered for     This
     Securityholder             This Offering       Sale       Offering  Prior to This Offering       Sale       Offering
-----------------------------  ---------------  -----------    --------  ----------------------    -----------   --------

                                                                           No. of       % of
                                No. of   % of                            Depositary  Depositary
                                Shares  Shares                             Shares      Shares
-----------------------------  -------- ------  -----------    --------  ----------  ----------    -----------   --------
Peoples Benefit Life
 Insurance Company(5)          456,144    *       456,144         0       308,800        4.5          308,800       0
(The) Retail Clerks Pension
 Trust(1)(2)                   146,927    *       146,927         0       100,500        1.7          100,500       0
Susquehanna Capital
 Group(6)                       12,807    *        12,807         0        10,000          *           10,000       0
Total                        1,860,007    *     1,860,007         0     1,303,140       18.9        1,303,140       0


                                        6 1/2% Convertible Preferred Stock
-----------------------------    -------------------------------------------------


                                                                      Beneficially
                                                                         Owned
     Name of Selling               Beneficially Owned     Offered      After This
     Securityholder              Prior to This Offering   for Sale      Offering
-----------------------------    -----------------------  --------    ------------
                                  No. of
                                 Shares of       % of
                                 Preferred     Preferred
                                   Stock         Stock
-----------------------------    ---------     ---------  --------    ------------
Peoples Benefit Life
 Insurance Company(5)              30,880         4.5      30,880           0
(The) Retail Clerks Pension
 Trust(1)(2)                       10,050         1.7      10,050           0
Susquehanna Capital
 Group(6)                           1,000           *       1,000           0
Total                             130,314        18.9     130,314           0








                THE DATE OF THIS SUPPLEMENT IS FEBRUARY 15, 2000

(1) Camden Asset Management, LP acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

(2) The information in this Supplement reflects the current beneficial ownership information for this Selling Securityholder as of the date of this filing and accordingly amends and supersedes the information concerning this Selling Securityholder in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(3) Deephaven Market Neutral Trading L.P. and Deephaven Market Neutral Trading Limited, Selling Securityholders pursuant to the Prospectus, transferred all shares of Sensormatic held by them to the Deephaven Market Neutral Master Fund L.P. which then transferred all shares to the Deephaven Domestic Convertible Trading Ltd. The information concerning Deephaven Domestic Convertible Trading Ltd. amends and supersedes all prior information concerning Deephaven Market Neutral Trading L.P. and Deephaven Market Neutral Trading Limited in the Prospectus or any Supplement thereto filed prior to the date of this Supplement.

(4) Merrill Lynch acts as investment manager with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

(5) The information in this Supplement amends and supersedes the information in the Prospectus concerning Monumental Life Insurance Company (Teamster-Camden Non-Enhanced). Camden Asset Management, LP acts as investment advisor with respect to the Selling Securityholder and as such has shared voting and investment power with respect to the Securities owned by the Selling Securityholder.

(6) The Securities of this Selling Security Holder are pledged to Merrill Lynch Professional Clearing Corp., the clearing agent for Susquehanna Capital Group.